                                                                    Exhibit (i)

                                             [LOGO OF RICHARDS LAYTON & FINGER]

                                April 20, 2009

iShares Trust
c/o Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105

   RE: iShares MSCI ACWI ex US Information Technology Index Fund

Ladies and Gentlemen:

   We have acted as special Delaware counsel for iShares Trust, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

   For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

   (a) The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on December 16, 1999, as amended and restated by the Restated Certificate of Trust of the Trust (the "Certificate of Trust"), as filed with the office of the Secretary of State on September 15, 2006;

   (b) The Agreement and Declaration of Trust, dated December 16, 1999, made by the trustee named therein, as amended and restated by the Agreement and Declaration of Trust, dated September 13, 2006, made by the trustees named therein, as further amended and restated by the Amended and Restated Agreement and Declaration of Trust (the "Trust Instrument"), dated September 24, 2008, made by the trustees named therein;

   (c) Post-Effective Amendment No. 232 (the "Amendment"), to be filed with the Securities and Exchange Commission (the "SEC"), to the Trust's

                                     . . .

   One Rodney Square . 920 North king Street . Wilmington, DE 19801 . Phone:
                       302-651-7700 . Fax: 302-651-7701

                                  www.rlf.com
iShares Trust
April 20, 2009
Page 2

       Registration Statement on Form N-1A (File Nos. 333-92935 and 811-09729), filed with the SEC on December 16, 1999 (as amended by the Amendment, the "Registration Statement");

   (d) The Amended and Restated By-Laws of the Trust in effect on the date hereof (the "By-laws") as approved by the Board of Trustees of the Trust (the "Board") on December 8, 2006;

   (e) Copies of certain resolutions adopted by the Board at a meeting on March 3-4, 2008, with respect to delegation of naming determinations for series of the Trust to Barclays Global Fund Advisors or any Fund officer;

   (f) Copies of certain resolutions (the "Resolutions") adopted by the Board at a meeting on February 23-24, 2009, with respect to the creation of that certain series of the Trust to be known as iShares MSCI ACWI ex US Information Technology Index Fund (the "Fund") and the issuance of certain shares of beneficial interest in such Fund (each, a "Share," and collectively, the "Shares");

   (g) A certificate of an officer of the Trust with respect to certain matters, dated April 20, 2009; and

   (h) A Certificate of Good Standing for the Trust, dated April 20, 2009, obtained from the Secretary of State.

   Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

   For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (h) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

   With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

   For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that iShares Trust
April 20, 2009
Page 3

the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation,
(iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

   This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

   Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

   1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. (S) 3801, et. seq.

   2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

   We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Richards, Layton & Finger, P.A.

RJF/CPO